EXHIBIT 99.2

                                 [COMPANY LOGO]

CRYOLIFE(R) NAMES GREGORY RAY, MD ASSOCIATE MEDICAL DIRECTOR

ATLANTA, Aug. 20 /PRNewswire-FirstCall/ -- CryoLife, Inc. (NYSE: CRY), announced today that Gregory Ray, M.D., a board certified pathologist, has been appointed Associate Medical Director. Dr. Ray will report directly to J. Robin de Andrade, M.D., Medical Director. Dr. Ray will be responsible for establishing Cryolife's in-house pathology laboratory, which will work closely with the Quality Assurance department. Dr. Ray will also provide expertise in determining suitability of donors and tissues and will interact with tissue procurement organizations and medical examiners.

Dr. Ray joins CryoLife from Pathworks Anatomic Laboratory where he has worked since 2000 and served most recently as medical director. Dr. Ray also worked for the Georgia Bureau of Investigation, Division of Forensic Sciences, Emory University School of Medicine and North Lake Medical Center.

"Gregory is highly and uniquely qualified to establish our pathology lab as well as coordinate activities with procurement organizations and medical examiners," said J. Robin de Andrade, M.D., CryoLife's Medical Director. "His experience will help us work toward increasing the efficiency and timeliness of the Company's tissue processing."

Dr. Ray received a B.S. from Oglethorpe University, and an M.D. from the Medical College of Georgia and completed residence training in pathology and laboratory medicine at Emory University.

Founded in 1984, CryoLife, Inc. is a leader in the processing and distribution of implantable living human tissues for use in cardiovascular and vascular surgeries throughout the United States and Canada. The Company's BioGlue(R) Surgical Adhesive is FDA approved as an adjunct to sutures and staples for use in adult patients in open surgical repair of large vessels and is CE marked in the European Community and approved in Canada for use in soft tissue repair and approved in Australia for use in vascular and pulmonary sealing and repair. The Company also manufactures the SynerGraft(R) Vascular Graft, which is CE marked for distribution within the European Community.

For additional information about the company, visit CryoLife's web site: http://www.cryolife.com.

Joseph T. Schepers                                        Rosa Herrera
Vice President, Corporate Communications                  Fleishman Hillard
770) 419-3355                                             (404) 739-0153



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